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                                                                     EXHIBIT (Q)

                                                                   Draft #2
                                                            Borden & Elliot
                                                                   23-09-99


                              PURCHASE AGREEMENT

                 THIS AGREEMENT made as of September ___, 1999

AMONG:

          DMJ FINANCIAL, INC., a Barbados limited company, with its head office located c/o Royal Bank of Canada (Caribbean) Corporation, 2nd Floor, Building #2, Chelston Park, Collymore, St. Michael, Barbados

          ("DMJ")

                                                            OF THE FIRST PART

                                    - and -

          GEN-X HOLDINGS INC., a Washington corporation, with its head office at [25 Vanley Crescent, North York, Ontario, Canada, M3J 2B7]

          ("Gen-X Holdings")

                                                            OF THE SECOND PART

                                    - and -

          GEN-X EQUIPMENT INC., an Ontario corporation, with its head office located at 25 Vanley Crescent, North York, Ontario, Canada, M3J 2B7

          ("Gen-X Equipment")

                                                            OF THE THIRD PART


     Whereas DMJ is the registered legal and beneficial owner of 3,960,000 class A Preference Shares (the "Class A Preference Shares") in the capital stock of Gen-X Acquisition (U.S.), Inc. ("Acquisition US") with an aggregate redemption price of, as of the date of this Agreement,
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approximately three million nine hundred sixty thousand (U.S.$3,960,000) dollars in the lawful currency of the United States of America;

     And whereas the terms and conditions of the Class A Preference Shares provides, among other things, that DMJ may require Acquisition US to redeem the Class A Preference Shares in exchange for cash in accordance with the following schedule:


Redemption Date    Number of Class A Preference Shares  Consideration
---------------    -----------------------------------  -------------

May 31, 2000       990,000 Class A Preference Shares    U.S.$990,000

May 31, 2001       990,000 Class A Preference Shares    U.S.$990,000

May 31, 2002       990,000 Class A Preference Shares    U.S.$990,000

May 31, 2003       990,000 Class A Preference Shares    U.S.$990,000


     And whereas each of Gen-X Holdings and Gen-X Equipment has agreed that, in the event of an occurrence of a Liquidation Event (as hereinafter defined), it will purchase from DMJ the unredeemed portion of the Class A Preference Shares for an amount equal to the unredeemed portion of the Class A Preference Shares as determined pursuant to the terms of this Agreement;

     NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants herein contained and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties covenant and agree as follows:

ARTICLE I - DEFINITIONS AND INTERPRETATION

I.1 Definitions. In this Agreement, unless the context otherwise requires, the following words and terms with the initial letters thereof capitalized shall have the meanings set forth below:

(a) "Agreement" means this agreement, including the recitals and schedules attached hereto;

(b)  "Assets" means all assets, both present and future, of the Obligors;

(c) "Business Day" means a day on which a chartered bank in Canada is open for money market dealings in Toronto, Ontario, but excludes Saturday, Sunday and any other day which is a statutory holiday in Toronto, Ontario;

(d) "Exercise Notice" means a notice delivered by DMJ requiring Gen-X Holdings and Gen-X Equipment or either one of them, as the case may be, to fulfil the Purchase Obligation in
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                                      -3-

     accordance with Article 2 and in the form of Schedule "A" attached to this Agreement;

(e)  "Global" means Global Sports, Inc.;

(f) "Global Security" means the collateral security granted at any time and from time to time to Global with respect to the indebtedness and liability of the Obligors to Global;

(g)  "HSBC" means HSBC Bank Canada;

(h) "HSBC Security" means the collateral security granted at any time and from time to time to HSBC with respect to the indebtedness and liability of the Obligors to HSBC;

(i) "Intercreditor Agreement" means the intercreditor agreement dated September ___, 1999 entered into between HSBC, Ride, DMJ, Global, Acquisition US, Gen-X Acquisition (Canada) Inc., an Ontario corporation, Gen-X Holdings, Gen-X Equipment and Gen-X Equipment Ltd., a Washington corporation;

(j)  "Liquidation Event" means, in respect of an Obligor:

     (i) any proceedings seeking, or action taken, to realize upon any HSBC Security or Global Security;

     (ii)  any insolvency or bankruptcy proceedings;

     (iii) any receivership, liquidation, reorganization or other similar proceedings;

     (iv) any proceedings for voluntary liquidation, dissolution, or other winding-up, whether or not involving insolvency or bankruptcy,

     relative to any of the Obligors or to any of the Assets of any of the Obligors;

(k)  "Obligor" means the following corporations:

     (i)   Acquisition US, a Washington corporation;

     (ii)  Gen-X Acquisition (Canada) Inc., an Ontario corporation;

     (iii) Gen-X Holdings;

     (iv)  Gen-X Equipment; and

     (v)   Gen-X Equipment Ltd., a Washington corporation;

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(l)  "Ride" means Ride, Inc.;

(m) "U.S." means the United States of America and AU.S.$@ means the lawful currency of the U.S.

1.02 References. Unless otherwise specified, all references to Articles and Schedules are to Articles of, and Schedules to, this Agreement. The words "hereto", "herein", "hereof", "hereunder" and similar expressions refer to this Agreement and not to any particular Article or other provision of this Agreement.

1.03 Headings. The division of this Agreement into articles, sections, subsections, paragraphs and subparagraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.04 Number and Gender. Words importing the singular shall include the plural and vice-versa and words importing a gender shall include all genders.

1.05 Currency. All amounts expressed in this Agreement in terms of money refer to lawful money of the U.S.

1.06 Schedules. The following schedules are attached to and incorporated into this Agreement:

          Schedule         Title
          --------         -----
          A                Exercise Notice
          B                Form of General Security Agreement

ARTICLE II - PURCHASE OBLIGATION

     2.01 Purchase Obligation. At any time following the occurrence of a Liquidation Event, DMJ shall be entitled, but not obligated, to require each or any of Gen-X Holdings and Gen-X Equipment to purchase (the "Purchase Obligation") such portion of the outstanding and unredeemed portion of the Class A Preference Shares then held by DMJ for a purchase price equal to the redemption price of each Class A Preference Share outstanding on the date of the Liquidation Event.
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     2.02  Mechanics of Purchase Obligation.

     (a) Subject to Article 2.01, DMJ shall be entitled to require Gen-X Holdings and Gen-X Equipment to fulfil, either jointly or severally, in whole or in part, the Purchase Obligation by delivering an Exercise Notice to Gen-X Holdings or Gen-X Equipment or either one of them, as the case may be, in accordance with Article 5.07.

     (b) The Exercise Notice shall set out the number of unredeemed Class A Preference Shares (the "Exercise Notice Shares") and the purchase price (the "Exercise Notice Price") to be paid by Gen-X Holdings and Gen-X Equipment or either one of them, as the case may be, for such Exercise Notice Shares;

     (c) Gen-X Holdings and Gen-X Equipment or either one of them, as the case may be, shall promptly deliver to DMJ, and in any event no later than three (3) Business Days after the date of receipt or deemed receipt of the Exercise Notice (the "Delivery Period") in accordance with Article 5.07, a certified cheque or money order made payable to DMJ in the amount of the Exercise Notice Price;

     (d) Interest shall accrue daily on the outstanding Exercise Notice Price after the expiration of the Delivery Period at the five (5%) percent and shall be calculated monthly and payable by Gen-X Holdings and Gen-X Equipment or either one of them, as the case may be, with payment of the Exercise Notice Price; and

     (e) Upon receipt of payment by DMJ of the Exercise Notice Price, DMJ shall deliver the Exercise Notice Shares to Gen-X Holdings and Gen-X Equipment or either one of them, as the case may be.

2.03 Partial exercise of Purchase Obligation. In the event that DMJ does not require the purchase of all of the unredeemed Class A Preference Shares, DMJ shall be entitled, but not obligated, to require that Gen-X Holdings or Gen-X Equipment, or either one of them, as the case may be, purchase its remaining unredeemed Class A Preference Shares at any time and from time to time after the occurrence of a Liquidation Event by delivering a further Exercise Notice in accordance with Article 2.

ARTICLE III - SECURITY FOR PURCHASE OBLIGATION

3.01 Security for Purchase Obligation. In order to secure the Purchase Obligation, each of Gen-X Holdings and Gen-X Equipment agree to execute and deliver a general security agreement (the "General Security Agreement") in favour of DMJ substantially similar to the form attached hereto as Schedule "B". Each such general security agreement shall, among other things, provide a first fixed and floating charge over all of the undertaking, business and assets of each of Gen-X
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Holdings and Gen-X Equipment, subject to the Intercreditor Agreement.

ARTICLE IV - REPRESENTATIONS AND WARRANTIES

4.01 Each of Gen-X Holdings and Gen-X Equipment represents and warrants, as applicable, that:

     (a) Gen-X Holdings has been validly incorporated under the laws of the State of Washington and has been duly organized and is validly subsisting and registered under the laws of the State of Washington and all other provinces and jurisdictions in which it carries on business or has assets;

     (b) Gen-X Equipment has been validly incorporated under the laws of the Province of Ontario and has been duly organized and is validly subsisting and registered under the laws of the Province of Ontario and all other provinces and jurisdictions in which it carries on business or has assets;

     (c) it has full power, authority and legal right to enter into this Agreement and the General Security Agreement and comply with the Purchase Obligation and to perform all other obligations provided for in this Agreement, and the execution and delivery of this Agreement and the General Security Agreement have been duly authorized by all necessary action on its part;

     (d) the execution and delivery of this Agreement and the General Security Agreement and the granting of the Purchase Obligation does not and will not conflict with or result in any violation of or constitute a default under any provisions of its articles of incorporation or any of its articles of amendment or any of its by-laws or resolutions or its shareholder(s) or directors or any trust deed or indenture, debenture, credit agreement or other borrowing, guarantee or other instrument to which it is a party or by which it is otherwise bound or any law or governmental rule or regulation;

     (e) it has done all things necessary to make the Purchase Obligation, upon execution of this Agreement, legal, valid and binding upon it, subject to bankruptcy and insolvency laws of general application and the discretion of the courts in granting equitable remedies, with the benefits and subject to the terms of this Agreement and that it shall cause the Exercise Notice Price to be duly paid in accordance with the terms of this Agreement; and

     (f) in the case of consolidation, amalgamation, merger or transfer of its undertaking and assets with or to another corporation (the "Successor Corporation"), the Successor Corporation resulting from such consolidation, amalgamation, merger
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          or transfer (if not Gen-X Holdings or Gen-X Equipment, as applicable)
          shall expressly assume the due and punctual performance and observance of each and every covenant and condition to be performed pursuant to this Agreement.

ARTICLE IV - MISCELLANEOUS

5.01 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

5.02   Time of the Essence.  Time shall be of the essence in this Agreement.

5.03 Amendment. No amendment of this Agreement shall be binding unless in writing and signed by each of the parties hereto.

5.04 Waiver. No waiver by a party of any breach of this Agreement by the other party hereto shall take effect or be binding upon the party granting such waiver unless in writing and signed by such party or shall limit or affect the rights of such party with respect to any other breach.

5.05 Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not be affected thereby.

5.06 Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall enure to the benefit of the parties hereto and their respective successors and permitted assigns. No assignment of this Agreement shall be effected without the prior written consent of the other parties hereto, such consent not to be unreasonably withheld.

5.07 Notice. All notices, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered personally, (ii) three (3) Business Days after being mailed by first class certified mail, return receipt requested, postage prepaid, or (iii) one (1) Business Day after being sent by a reputable overnight delivery service, postage or delivery charges prepaid, to the parties at their respective addresses stated on the first page of this Agreement. Notices may also be given by prepaid telegram or facsimile and shall be effective on the date transmitted if confirmed within 24 hours thereafter by a signed original sent in the manner provided in the preceding sentence. A copy of each notice to DMJ, Gen-X Holdings and Gen-X Equipment shall be simultaneously sent to Borden & Elliot, Scotia Plaza, 40 King Street West, Toronto, Ontario M5H 3Y4, Canada, Attn: Daniel F. Hirsh. Any party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other parties in accordance with this Article 5.0, except that any such change of address notice shall not be effective unless and until received.
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5.08    Further Assurances.  Each party hereto shall, from time to time, promptly take such action and execute and deliver such further documents as may be reasonably necessary or appropriate to give effect to the provisions and intent of this Agreement.

5.09 Entire Understanding. This Agreement states the entire understanding among the parties with respect to the subject matter hereof, and supersede all prior oral and written communications and agreements, and all contemporaneous oral communications and agreements, with respect to the subject matter hereof.

5.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original and such counterparts together shall constitute one and the same agreement. For the purposes of this paragraph, a facsimile copy of an executed counterpart of this Agreement shall be deemed to be an original.
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IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first written above.

DMJ FINANCIAL, INC.


By: _______________________________
    Name:
    Title:

GEN-X HOLDINGS INC.

By: _______________________________
    Name:
    Title:


GEN-X EQUIPMENT INC.

By: _______________________________
    Name:
    Title: